EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116345, 333-129609 and 333-175986) of Digirad Corporation of our report dated February 17, 2012 with respect to the consolidated financial statements of Digirad Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011.
/s/ Ernst & Young LLP
San Diego, California
February 17, 2012